EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC.

ANNOUNCES NOTES EXCHANGE OFFER

KANSAS CITY, Missouri (May 15, 2006) — AMC Entertainment Inc. (the “Company”) announced today that it has commenced an offer to exchange up to $325.0 million in aggregate principal amount of its 11% Series B Senior Secured Notes due 2016, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding 11% Series A Senior Subordinated Notes due 2016. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the federal securities laws and will not bear any restrictions on transfer.

The Company will accept for exchange any and all of the outstanding Series A notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on June 13, 2006 (the “Expiration Date”), unless extended. Tenders of the outstanding Series A notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated May 12, 2006. Copies of the prospectus may be obtained from HSBC Bank USA, National Association, which is serving as the exchange agent in connection with this exchange offer. HSBC Bank USA, National Association ‘s address, telephone number and facsimile number are as follows:

HSBC Bank USA, National Association

Corporate Trust & Loan Agency—Client Services

Two Hanson Place, 14th Floor

Brooklyn, New York 11217-1409

Attention: Paulette Shaw

By Facsimile Transmission: (718) 488-4488

Confirm by Telephone: (800) 662-9844

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is made only by the prospectus dated May 12, 2006.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the Company today serves more than 250 million guests annually through interests in 422 theatres and 5,722 screens in 11 countries, including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at the Company’s website at www.amctheatres.com.

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